EXHIBIT 10.53

                            PROMISSORY NOTE EXTENSION

$50,000                                                 10% Interest Per Annum
                                                            December 31, 1997


         As set forth, for value received, the undersigned, Galacticomm Technologies, Inc., a Florida corporation, promises to pay to Yannick Tessier the sum of Fifty-five Thousand ($55,000) dollars, together with interest from the date above on the unpaid principal balance due at the rate of ten percent (10%) per annum. $5,000 shall be due and payable upon the signing of this note extension. The remaining balance plus interest will be due in one lump sum payment at the earlier of: (i) December 31, 1998; or (ii) upon a successful Initial Public Offering by Galacticomm Technologies, Inc.

         All payments shall be made in lawful currency of the United States of America. Galacticomm Technologies, Inc. agrees to pay all costs of collection, including reasonable attorneys fees.

         This Note Extension may be prepaid at any time or from time to time in whole or in part without penalty, premium or permission. Any partial payment under this Note Extension shall be first applied to outstanding interest then, in the amount remaining, against the principal balance outstanding.

                                    Galacticomm Technologies, Inc.

                                    By:      /S/ PETER BERG
                                      ----------------------
                                             Peter Berg, CEO